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                                                                  EXHIBIT 10.10


                             COMAIR HOLDINGS, INC.
                     PERFORMANCE BASED INCENTIVE BONUS PLAN


The Comair Holdings, Inc. Performance Based Incentive Bonus Plan is a plan available to certain employees, as designed by the Compensation Committee of the Board of Directors. The Plan is designed to link the bonuses awarded to the plan participants to the Company's current performance.

Performance is defined in terms of financial, operating and management development goals for which each person is responsible, in addition to overall Company financial goals. All performance goals, which include pre-tax profits, quality of passenger service measurements, various unit revenue and cost objectives and operating goals such as flight completion and on-time percentage, are set by the Compensation Committee. These goals are set each year based on an operating plan the Committee believes to be challenging in the then current operating environment. In making its awards, the Committee insures that the threshold levels have all been met and then awards specific bonuses based on its analysis of the achievement of performance goals as established by the Committee.